Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 33-90630, No. 333-40368, No. 333-89278, No. 333-97477, No. 333-116259, No. 333-132739, No. 333-132973, No. 333-143035, No. 333-174264, and No. 333-174265) on Form S-8 and (No. 333-156797, No. 333-166300 and No. 333-176699) on Form S-3 of Synovus Financial Corp. of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2011and 2010, and the related consolidated statements of operations, changes in equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Synovus Financial Corp.
/s/ KPMG LLP
Atlanta, Georgia
February 29, 2012